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EXHIBIT 11.1


                        TSI INTERNATIONAL SOFTWARE LTD.
                       COMPUTATION OF EARNINGS PER SHARE

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
                                         Three Months Ended
                                             March 31,
                                        --------------------
                                          1997       1998
                                        ---------  ---------
Weighted average common shares
   Outstanding-Basic                    2,886,822  9,044,404
Common shares issued for conversion
   Of preferred stock                   2,609,415          0
Dilutive effect of stock options and
   Warrants                               872,308  1,783,232
                                          -------  ---------

Weighted average common and common
 equivalent shares outstanding-Diluted  6,368,545  10,827,636


Net Income                               $870,800    $313,000

Per Share Amount-Basic                   $   0.10    $   0.11
                -Diluted                 $   0.08    $   0.05
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